EX 107-FILING FEES

Calculation of Filing Fees Table

SC TO-I
(Form Type)

GREENIDGE GENERATION HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$59,100,258	*	0.00015310	$9,048.25
Total Transaction Valuation	$59,100,258	*	0.00015310	$9,048.25
Total Fees Due for Filing				$9,048.25
Total Fees Previously Paid				$—
Total Fee Offsets				$—
Net Fee Due				$9,048.25

*	Estimated solely for the purpose of calculating the Filing Fee pursuant to Rule 0-11 under the Securities Exchange Act of 1934. The filing fee is based on the sum of (a) $58,274,700, representing the outstanding principal amount of the Old Notes, plus (b) $825,558, representing accrued and unpaid interest on the Old Notes to, but excluding the repurchase date.

**	The amount of the Filing Fee is calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, by multiplying the Transaction Valuation by 0.00015310.